Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175989

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 2 DATED APRIL 1, 2014

TO THE PROSPECTUS DATED MAY 31, 2013

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 31, 2013 as supplemented by Supplement No. 1, dated March 11, 2014 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose:

•	the adoption of amendments to add clarifications to the Company’s valuation procedures for calculating its net asset value (“NAV”);

•	the filing of a Certificate of Correction to the Company’s Articles of Restatement (the “Charter”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”);

•	the approval of our amended and restated bylaws by our board of directors; and

•	the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from March 1 through March 31, 2014, for each of our classes of common stock.

Amendments to Valuation Procedures

The following disclosure updates the “Net Asset Value Calculation and Valuation Procedures” section of the Prospectus and all similar disclosure in the Prospectus.

On March 20, 2014, the Company’s board of directors adopted amendments to add clarifications to the Company’s valuation procedures for calculating its NAV. As amended, the valuation procedures provide that the acquisition price of newly acquired properties will serve as the Company’s appraised value for the year of acquisition, and thereafter will be part of the normal appraisal cycle such that they are appraised at least every calendar year. The amendment also clarified that although real estate-related liabilities are generally included in the Company’s determination of NAV in accordance with GAAP, there are some circumstances where liabilities may be included in the Company’s determination of NAV using an alternative methodology to GAAP. For example, if a loan amount exceeds the value of the underlying real property and the loan is otherwise a non-recourse loan, the Company will assume an equity value of zero for purposes of the combined real property and the loan in the determination of our NAV. Another example would be if a loan restructure or modification has caused the legal liability of the loan to significantly deviate from the carrying value according to GAAP, the Company would recognize the legal liability rather than the GAAP determination of the liability.

Certificate of Correction to Charter

On March 20, 2014, the Company’s board of directors approved the filing of a Certificate of Correction to the Company’s Articles of Restatement (the “Charter”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in order to correct the wording of the definition of “Roll-Up Transaction” in the Charter. Specifically, the phrase “the Corporation” in clause (a) of the definition of “Roll-Up Transaction” has been corrected to be “a corporation.” The Certificate of Correction was filed with the SDAT on March 21, 2014.

Amended and Restated Bylaws

Effective March 20, 2014, with the approval of its board of directors, the Company amended and restated its bylaws in order to add Article XIV, which provides that the Circuit Court for Baltimore City, Maryland, shall be the sole and exclusive forum for certain litigation. No other provisions to the bylaws were revised.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from March 1 through March 31, 2014.

	NAV per Share
Date	Class E	Class A	Class W	Class I
March 3, 2014	$6.95	$6.95	$6.95	$6.95
March 4, 2014	$6.95	$6.95	$6.95	$6.95
March 5, 2014	$6.95	$6.95	$6.95	$6.95
March 6, 2014	$6.95	$6.95	$6.95	$6.95
March 7, 2014	$6.95	$6.95	$6.95	$6.95
March 10, 2014	$6.95	$6.95	$6.95	$6.95
March 11, 2014	$6.95	$6.95	$6.95	$6.95
March 12, 2014	$6.95	$6.95	$6.95	$6.95
March 13, 2014	$6.96	$6.96	$6.96	$6.96
March 14, 2014	$6.96	$6.96	$6.96	$6.96
March 17, 2014	$6.96	$6.96	$6.96	$6.96
March 18, 2014	$6.96	$6.96	$6.96	$6.96
March 19, 2014	$6.96	$6.96	$6.96	$6.96
March 20, 2014	$6.95	$6.95	$6.95	$6.95
March 21, 2014	$6.95	$6.95	$6.95	$6.95
March 24, 2014	$6.95	$6.95	$6.95	$6.95
March 25, 2014	$6.95	$6.95	$6.95	$6.95
March 26, 2014	$6.96	$6.96	$6.96	$6.96
March 27, 2014	$6.96	$6.96	$6.96	$6.96
March 28, 2014	$6.96	$6.96	$6.96	$6.96
March 31, 2014	$6.96	$6.96	$6.96	$6.96

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.

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